Exhibit 99.3

OPERATING AND FINANCIAL REVIEW FOR eONE

The following discussion should be read in conjunction with eOne’s audited consolidated financial statements for the year ended March 31, 2019, its unaudited financial statements for the quarterly period ended June 30, 2019 and the notes thereto. A reconciliation of underlying EBITDA, a measure used herein but not specifically defined under the International Financial Reporting Standards as promulgated by the International Accounting Standards Board or any other generally accepted accounting principles, is presented in Annex I hereto.

Executive Summary

eOne is a global independent studio that specializes in the development, acquisition, production, financing, distribution and sales of entertainment content. eOne’s diversified expertise spans across film, television and music production and sales, family programming, merchandising and licensing, and digital content. eOne’s network includes international feature film distribution company Sierra/Affinity; Amblin Partners with DreamWorks Studios, Participant Media, and Reliance Entertainment; Makeready with Brad Weston; unscripted television production companies Whizz Kid Entertainment, Renegade 83, Daisybeck and Blackfin; live entertainment leaders Round Room Entertainment; music labels Dualtone Music Group, Last Gang and music platform Audio Network; and content and technology studio Secret Location. Historically, eOne separately reported results across the three divisions (each division, a “Division”), (1) Family & Brands, (2) Film and (3) Television, but starting April 1, 2018, it combined Film and Television into one reporting segment, Film, Television & Music, to reflect the combination of the businesses operations. Accordingly, eOne is currently operated through, and reports results across two Divisions, (1) Family & Brands and (2) Film, Television & Music.

Family and Brands

The Family & Brands Division develops, produces and distributes content based on a portfolio of children’s properties globally, its principal brands being Peppa Pig and PJ Masks, and works with content distributors such as television broadcast partners to launch these brands globally and outlicense rights to these properties for a range of consumer products. The costs of production are typically covered by broadcast license sales, but the bulk of the Family & Brands Division’s revenue and profit is generated from licensing and merchandising royalties from the sale of branded consumer products. In addition, the brands also generate a range of ancillary revenues such as advertising video on demand (“AVOD”) from platforms such as YouTube; subscription video on demand (“SVOD”) revenues from the sale of multiple titles of content to video streaming platforms such as Netflix or Tencent; live show revenues from ticket sales; and experiential revenues from partners such as Merlin Entertainments and Paultons Park.

Peppa Pig is well-established in a number of territories, including the U.K., Canada, Australia, parts of Europe and the United States, where broadcast presence has been supported by licensing rollout across multiple product categories. In other territories, such as China, the brand has been introduced to audiences but major licensing programs have only recently commenced.

PJ Masks was rolled out globally across the Disney Junior network during 2015 and 2016, with initial licensing rollouts in the U.S., France and the U.K. in 2017 and further rollouts expected in 2020 and beyond.

Ricky Zoom, a new global preschool brand, was recently launched in China, the United States and other markets around the world.

Film, Television & Music

The Film, Television & Music Division is both a major independent producer of television content, commissioned primarily by North American networks and sold internationally, and one of the largest independent film companies, focused on acquiring, marketing and distributing films across Canada, the U.K., Spain, Australia, New Zealand, Germany and Benelux. Using a production finance model (where films and television shows are presold to distributors and broadcasters, networks and platforms), eOne can offset significant proportions of its production risk and use third party capital and tax incentives to finance its production activities. eOne retains ownership of the content rights and sells them around the world through its extensive relationships with content buyers.

The eOne film business consists of a multi-territory distribution business which mainly acquires content from production partners for distribution across all consumer platforms. Historically, eOne has acquired film rights through output deals with independent production studios, via single picture acquisitions and through production relationships with leading creative talent. More recently, eOne has repositioned the Film business with a greater emphasis on production activities, supported by its strong relationships with talented content creators such as Steven Spielberg, Brad Weston and Mark Gordon. In addition, Film produces a small number of feature films for global distribution.

The eOne television business produces a large number of scripted drama and non-scripted reality shows from its production bases in North America. These shows are commissioned and financed mainly by leading broadcast networks and digital platforms in the United States and Canada (supplemented by tax credits where available) and then distributed into global markets by eOne’s own international television sales network, which reaches over 500 broadcasters and digital platforms in more than 150 territories. This broad global presence ensures that high quality shows are brought to audiences across both traditional and digital content networks, including Netflix and Amazon Prime Instant Video. The Television business also leverages its sales infrastructure by selling in-demand third party content from producer partners, such as AMC.

Music operates across recorded music, publishing, artist management and live events, generating fees and royalty revenues. eOne’s recent Audio Network acquisition adds professional music services to its capabilities, bringing it annually-recurring subscription revenues.

2019 Fiscal Year Financials Highlights

•

eOne reported revenue decreased to £941 million (2018: £1,029 million) reflecting continued growth in Family & Brands and lower revenue from Film, Television & Music largely attributable to the change in the film strategy

•	eOne reported profit before tax of £31 million (2018: £65 million), including one-off charges

•

eOne reported underlying EBITDA up 21% at £198 million (2018: £164 million), driven by strong growth in Family & Brands and higher margins in Film, Television & Music – eOne’s underlying EBITDA margin improvement by 510 basis points to 21.0%

2019 Fiscal Year Operational Highlights

•

Family & Brands continued to deliver strong revenue up 28% and underlying EBITDA growth up 37% from its key brands through a mix of high margin AVOD and SVOD platform revenues and licensing and merchandising sales

•	Retail sales of our licensees grew by 6% in the year to US$2.5 billion with managed, broader consumer roll-out of eOne’s brands still ongoing

•	Film, Television & Music underlying EBITDA grew 9% with margins improving by 300 basis points to 14.6%, due to the changing mix towards television and music and the positive impact of cost savings

•	The integration of eOne’s Film and Television Divisions was completed

•	Transition in Film is now largely complete, with a reduced slate of high quality titles delivering a 56% increase in average box office revenue per release

•	Independent library valuation increased to US$2.1 billion as at 31 March 2019 (2018: US$2.0 billion)

eOne Group Overview

Fiscal year ended March 31, 2019

eOne’s 2019 reported revenue of £941.2 million (2018: £1,029.0 million) was 9% lower year-on-year (also 9% lower on a constant currency basis retranslating 2018 reported financials at 2019 foreign exchange rates) reflecting strong growth in Family & Brands (28% higher) and lower revenue in Film, Television & Music (13% lower) expected as part of eOne’s transition to a production focus. The growth in Family & Brands was driven by continued strong performance of Peppa Pig, significant growth from PJ Masks and the delivery of a new show, Cupcake & Dino: General Services. The decline in Film, Television & Music was predominantly the result of the planned release of fewer films as eOne focuses on playing a larger role in the development and production of the films in which it is involved, home entertainment market decline and scripted television slate composition, partly offset by a 30% increase in music revenue.

Reported profit before tax for the year was £31.1 million (2018: £64.9 million), impacted by higher one-off charges of £68.0 million (2018: £7.1 million) with the increase primarily relating to the impairment of certain assets within the film distribution businesses, partly offset by the increased underlying EBITDA.

eOne’s reported underlying EBITDA was 21% higher at £197.6 million (2018: £163.6 million), driven by strong growth in Family & Brands (37% higher) and increase in Film, Television & Music (9% higher). Alongside the increase in revenue, the growth in Family & Brands was driven by improved underlying EBITDA margin as a larger portion of revenue was generated from AVOD and SVOD platforms which have higher margins. The Film, Television & Music increase was driven by the improved profitability on television shows, increased high margin royalty income from television library participations, increased music revenue and operating cost savings of around £5 million (approximately £6 million in aggregate through FY19). This was partly offset by the impact of the lower transactional revenue driven by planned fewer film releases and market decline. The underlying EBITDA margin increased by 510 basis points driven by the increased margin in both Divisions and as the higher margin Family & Brands Division is a greater proportion of eOne’s underlying EBITDA than the prior year. On a constant currency basis, eOne’s underlying EBITDA increased by 20%.

Net cash generated from operating activities amounted to £30.0 million in comparison to £14.9 million in the prior year, reflecting lower investment in content and increase in operating performance.

Quarterly period ended June 30, 2019

eOne’s reported revenue was 7% lower than the prior period at £173.1 million (2018: £185.7 million), impacted by lower Film, Television & Music revenue driven by lower broadcast and licensing revenues due to fewer scripted deliveries in the period, partly offset by higher music revenue through the acquisition of Audio Network and continuing organic growth. Family & Brands revenue was broadly stable compared to the prior period.

Reported loss before tax for the period was £43.9 million (2018: £6.8 million), impacted by operating and financing one-off items of £28.1 million (2018: net one-off expense of £1.4 million) and higher amortization of acquired intangibles following the acquisition of Audio Network during the period of £3.1 million. The increase in one-off items was driven by costs and fees associated with the Audio Network acquisition and the call premium and costs related to the issuance of £425 million Senior Secured Notes during the period.

eOne’s underlying EBITDA was £13.4 million (2018: £17.3 million), driven by an increase in eOne’s costs of £3.0 million due to increased corporate projects and legal fees and the Family & Brands Division being marginally lower driven by an increase in infrastructure to support brand longevity and ongoing growth. An increase in underlying EBITDA of the Music business was offset by lower EBITDA in the Film and TV business.

Net cash used in operating activities amounted to £18.6 million in comparison to £13.3 million in the prior period, reflecting the planned increase in investment in productions and increase in investment in acquired content due to timing. This was partially offset by working capital inflows in the current period compared to outflows in the prior period.

As of June 30, 2019, overall production financing (net of cash) of £77.8 million was £62.3 million lower than the prior year. The movements primarily reflect the timing of programming activities and are driven by working capital inflows of £64.2 million of the entities forming part of the Production Financing group.

Divisional Operational & Financial Review

The divisional tables below are presented gross of inter-segment eliminations, which eliminate the effect on the figures presented of transactions between segments. For further information, refer to Note 2 in the annual consolidated financial statements for the year ended March 31, 2019, incorporated into this prospectus supplement by reference herein. Unless otherwise specified, references in this section to annual information refer to information regarding eOne’s fiscal year ended March 31, 2019.

Family & Brands

The Family & Brands Division develops, produces and distributes content based on a portfolio of children’s properties globally, its principal brands being Peppa Pig and PJ Masks. A significant proportion of its revenue is generated through high margin licensing and merchandising programs across multiple retail categories.

£m	2019	2018	Change
Revenue	158.5	123.9	28%
Transactional	32.2	25.9	24%
Broadcast and Licensing	30.5	12.5	144%
Licensing and Merchandising	89.4	78.8	13%
Production and Other	6.4	6.7	(4%)
Underlying EBITDA	97.0	71.0	37%
Underlying EBITDA %	61.2%	57.3%	390bps
Investment in productions	6.4	9.6	(33%)

Revenue for the year was up 28% to £158.5 million (2018: £123.9 million), driven by the continued strong performance of Peppa Pig, significant growth from PJ Masks and the delivery of a new show, Cupcake & Dino: General Services.

Underlying EBITDA for the year increased 37% to £97.0 million (2018: £71.0 million), driven by increased revenue. The underlying EBITDA margin was 390 basis points higher reflecting the larger portion of revenue generated from high margin AVOD and SVOD platforms (transactional and broadcast and licensing revenue grew 24% and 144%, respectively) which help to drive awareness of eOne’s brands.

Investment in productions of £6.4 million (2018: £9.6 million) during the year was £3.2 million lower than the prior year due to higher spend on Cupcake & Dino: General Services and PJ Masks in the prior period. Investment spend in the current year included the new episodes of Peppa Pig, season 2 and 3 of PJ Masks, new property Ricky Zoom and new show Alien TV.

Licensing and merchandising revenue grew by 13% to £89.4 million (2018: £78.8 million) reflecting the US$2.52 billion of retail sales in the year (2018: US$2.38 billion). Retail sales during the year were impacted by the slower, more measured roll out of merchandise in China and the closure of Toys“R”Us particularly in the U.S. More than 1,100 new and renewed broadcast and licensing agreements were concluded in the year, an increase of 5% year-on-year. At March 31, 2019, the business had over 1,600 live licensing and merchandising contracts across its portfolio of brands (2018: almost 1,500) driven by the managed roll out.

Peppa Pig continued to grow in the year with revenue growth of 20% at £90.2 million (2018: £75.2 million). This growth was driven by SVOD and AVOD revenues as well as TV broadcast renewals in the year. New and renewed SVOD deals for seasons 1 to 6 were signed in China with Mango TV, Youku, iQIYI and Tencent. Retail sales were up 4% at US$1.35 billion (2018: US$1.30 billion) but were impacted by the slower than anticipated rollout in China and the closure of Toys“R”Us in the United States. In the first quarter of fiscal year 2019, the brand’s fifteenth anniversary provided the opportunity for a number of initiatives, including the Peppa Pig Festival of Fun film released in April/May (featuring 10 never-seen-before episodes); the 16-track Peppa Pig: My First Album music release (which recently surpassed 5 million streams globally); the Peppa Pig’s Adventure live show tour which started in September in the U.S.; and celebratory partnerships with children’s charities including Save the Children, Tommy’s and the Muddy Puddle Walk. Peppa Pig won the Best Preschool Licensed Property award at the U.K. Licensing Awards in September 2019.

The theatrical release of Peppa Pig Celebrates Chinese New Year during eOne’s fiscal year ended March 31, 2019 generated a high level of social media buzz globally and drove strong brand awareness across the territory, which set the stage for a strong performance for the brand in the quarterly period ended June 30, 2019. There were 65 live Peppa Pig licensing and merchandising contracts in China as of September, 2019. In July 2019, Peppa Pig won the Film/Television/Media Property of the Year in the animated category at the China Licensing Awards 2019 (after winning Young Property of the Year in October, 2018).

In the United States, the brand remains a top-rated show for children between 2-5 years old where it currently airs multiple times daily on Nick Jr. as well as weekdays on the Nickelodeon channel. Peppa Pig relaunched in Germany following a change in broadcaster to Super RTL and has seen growth in licensing revenue in the year.

Global location-based entertainment partner Merlin Entertainments has now opened three Peppa Pig World of Play centers in Shanghai, Dallas and Michigan. These developments further energize Peppa Pig’s brand awareness. Attendance continues to build and eOne won the Babytree Brilliant Awards 2019 Indoor Attraction for the Shanghai location. In addition, the two Peppa Pig Land formats which opened in March 2018 at Heide Park in Germany and Gardaland in Italy also achieved robust attendance numbers during the period (4 million visitors until September, 2019), expanding the brand experience of Peppa Pig across its audiences.

PJ Masks has grown across its markets with annual revenue increasing by 39% to £59.5 million (2018: £42.7 million) and retail sales increasing 10% to US$1.15 billion (2018: US$1.05 billion). Licensing and merchandising revenues continued to be a fundamental growth driver with an overall increase of 37% in the year driven by further successful roll outs in all categories across all territories. Growth has been particularly strong in North America, Australia and Germany. In Canada and the U.S., the brand was the second largest pre-school toy property year to-date to June 2019 according to NPD Group data. Strong additional broadcast slots beginning in September 2019 in key markets like the U.S., France, Italy, Spain, the UK and Germany will help to maximize brand awareness. Coupled with reduced hold-back periods, this should allow for a more rapid rollout on terrestrial broadcasters and related exposure in preparation for the important lead-up to the Holiday retail period this year. The 2020 toy range for North America received a very positive reaction from retailers at the recent LA Toy Previews

PJ Masks is now broadcasting in all key territories on Disney Junior with excellent ratings, particularly after the launch of season 2 earlier in 2019. The brand also has a strong digital presence with an ongoing worldwide SVOD deal with Netflix and Mango TV in China which has provided SVOD revenue and enhanced brand exposure in addition to presence on Youku, iQIYI and Tencent.

The new show Cupcake & Dino debuted globally on Netflix, Teletoon in Canada and Disney XD in Brazil during the year. All 26 episodes have been fully delivered; the first 13 episodes were aired in July 2018 and the second 13 episodes were aired in May 2019.

Ricky Zoom made a very strong global broadcast premiere in China on the Youku SVOD platform in August 2019, achieving 100 million views in the first 12 days and reaching the position of number three ranked pre-school property on the platform (behind Peppa Pig and local brand Boonie Bears). Confirmed broadcast partners for the September 2019 launch in the remaining territories around the world include Nickelodeon (US), Gulli (France), Super RTL (Germany), RAI (Italy), Discovery Kids (Latin America) and Clan (Spain).

Film, Television & Music

The Film, Television & Music Division focuses on controlling high quality, premium film, television and music content rights around the world and selling this content globally.

£m	2019	2018	Change
Revenue	789.4	911.1	(13%)
Theatrical	60.9	57.1	7%
Transactional	67.6	133.8	(49%)
Broadcast and Licensing	380.9	448.3	(15%)
Production and Other	215.6	223.1	(3%)
Music	64.4	49.4	30%
Eliminations	—	(0.6)	100%
Underlying EBITDA	115.2	105.9	9%
Underlying EBITDA %	14.6%	11.6%	300bps

Investment in acquired content
- Film	72.1	104.5	(31%)
- Television	43.5	35.7	22%
- Music	6.3	4.3	47%

Investment in productions
- Film	35.0	58.8	(40%)
- Television	213.3	224.8	(5%)
- Other	4.0	4.2	(5%)

Revenue in the year decreased by 13% to £789.4 million (2018: £911.1 million) due to lower transactional, broadcast and licensing and production and other revenue driven by planned lower film release volume, home entertainment market decline and scripted television slate composition. This was partly offset by growth in theatrical and music.

Underlying EBITDA increased for the year by 9% driven by improved profitability on television shows, increased high margin royalty income from television library participations, increased music revenue and additional operating cost savings of around £5 million (approximately £6 million in aggregate through FY19). These positive trends more than offset the impact of lower transactional revenue driven by fewer planned film releases and significant market decline. There was an underlying EBITDA margin improvement of 300 basis points driven by the change in mix to higher margin television revenue and the impact of the operating cost savings generated from the restructuring and further integration of the Film and Television Divisions.

Film investment in acquired content reduced by £32.4 million to £72.1 million in the year (2018: £104.5 million) due to the lower volume film slate as expected and in line with eOne’s strategy to shift investment from acquisitions to productions. Film investment in productions was lower by £23.8 million at £35.0 million (2018: £58.8 million) due to the timing of productions.

Television investment in acquired content increased by £7.8 million to £43.5 million in the year (2018: £35.7 million) due to timing of spend on the AMC/Sundance shows. Television investment in productions was lower by £11.5 million at £213.3 million (2018: £224.8 million) due to the timing of production including a higher level of tax credits received. 1,142 half hours of new programming were acquired/produced in the year compared to 887 in the previous year of which 708 related to unscripted compared to 350 in the prior year.

Theatrical

Theatrical revenue increased by 7% to £60.9 million for the year (2018: £57.1 million) as a result of strong box office receipts in the second half of the year driven by key titles Green Book, Vice and Stan & Ollie. Box office receipts were up 5% from US$207.6 million in 2018 to US$217.5 million in 2019. Average revenue per release was up substantially more by 56%. The total number of unique releases was 57 in the year, down from 85 in the prior year, reflecting the strategic transition from lower margin film distribution towards fewer high quality film productions distributed across the direct distribution footprint.

Academy Award winning Green Book, from eOne’s partners DreamWorks and Participant Media, was an incredible success for eOne. Other key releases in the year included Stan & Ollie, an eOne production, The House with a Clock in Its Walls from Amblin, Vice from Annapurna Pictures and I Feel Pretty.

During the quarterly period ended June 30, 2019, John Wick: Chapter 3 – Parabellum performed well in eOne territories, generating box office revenues of C$15 million in Canada and €2.5M in Spain. Additionally, Scary Stories to Tell in the Dark was released in August in the United States to a strong box office performance.

Transactional

Transactional revenue decreased by 49% to £67.6 million for the year (2018: £133.8 million) across both physical and digital driven by lower release volume reflecting eOne’s strategy to focus on fewer high quality films that can be released across the entire theatrical distribution footprint during an accelerated decline in the industry.

As announced at the half year, given the accelerated home entertainment market decline eOne recorded a one-off charge primarily reflecting the impairment of certain film distribution assets. The one-off charge for the full year was £61.0 million (of which £56.1 million was non-cash).

In total, 160 DVDs and Blu-ray titles were released during the year (2018: 255), a decrease of 37%. Key titles included The House with a Clock in Its Walls, The Post, Finding Your Feet, season 9 of The Walking Dead, I Feel Pretty, A Simple Favor, Molly’s Game and The Spy Who Dumped Me.

Broadcast and licensing

Annual broadcast and licensing revenue decreased 15% to £380.9 million (2018: £448.3 million) due to scripted television slate composition including fewer episodes of the third season of Designated Survivor (10 episodes compared to 22) and change in timing of placement for new shows. Revenue from third party television titles also reduced due to lower revenue for the Fear the Walking Dead franchise.

Key scripted television deliveries in the year included the first season of The Rookie, which premiered in October 2018 across a number of territories ; Designated Survivor season 3 (which was sold to Netflix and aired in summer 2019); Ransom season 3; You Me Her season 4; Burden of Truth season 4; and Private Eyes season 3. In the quarterly period ended June 30, 2019, production has started on Deputy (for Fox), Nurses (which was commissioned for season 2 by Global TV in Canada before season 1 has been aired) and Run (HBO). New drama series recently announced include Philly Reign (produced in partnership with Mary J Blige for USA Network), original horror series Red Rose for BBC1 and a pilot for Anna K, a modern retelling of Tolstoy’s Anna Karenina set in New York City.

Key acquired television content included season 3 of Into the Badlands, season 4 of Fear the Walking Dead and The Walking Dead season 9.

Film broadcast and licensing revenues for the year included the film production How It Ends sold to Netflix on a worldwide basis. Broadcast and licensing sales on theatrical titles included The BFG, The Girl on the Train, Finding Your Feet, The Death of Stalin, I Feel Pretty, A Simple Favor and Molly’s Game. .

Production and other

Annual production and other revenue decreased by 3% to £215.6 million (2018: £223.1 million) driven by lower number of film productions, with Stan & Ollie released in the year compared to four titles released in the prior year and lower revenue on third party international film sales. This was partly offset by growth in unscripted television and increased royalty income from television library participations.

Unscripted television performed very well during the year led by Ex on the Beach, Siesta Key, America Says, Ladies Night and Naked and Afraid. The business acquired a majority stake in Whizz Kid Entertainment, a U.K.-based unscripted television production company, at the start of fiscal year 2019. In the quarterly period ended June 30, 2019, a new four-part documentary series, Ready for War, was commissioned by Showtime to examine the cause and effect of deporting U.S. military veterans. The series was produced in partnership with David Ayer and Chris Long’s Cedar Park, and executive produced by multi-platinum music artist Drake. The business further expanded its production footprint with the acquisitions of Daisybeck Studios in the U.K. (producer of unscripted shows including The Yorkshire Vet, Springtime on the Farm, Big Week at the Zoo and Made in Britain) and the U.S.-based BLACKFIN (producer of Finding Escobar’s Millions, I Am Homicide, Primal Instinct and Bad Henry for a number of major networks and platforms).

The television library participations included Grey’s Anatomy and Criminal Minds which is currently airing season 14. This revenue is at high margins and favorably contributes to cash generation.

Music

Revenue for the year increased by 30% to £64.4 million for the year (2018: £49.4 million), due to higher digital revenue on recorded music reflecting the industry-wide growth of streaming, higher live and exhibition revenues and higher artist management, partly offset by lower physical revenues.

In the recorded music business, there were number one albums from artists across a number of genres including world music, gospel, metal and R&B. Key titles during the year included a mix of new and catalogue titles including continued strong performance of The Lumineers’ highly successful first and second albums, The Lumineers and Cleopatra, 2 Pac’s All Eyez On Me, Blueface’s Famous Cryp, Dr. Dre’s The Chronic and Snoop Dogg’s Doggystyle. The number of albums released in the year decreased with 65 releases in the current year versus 84 in the prior year. Single releases increased significantly at 294 compared to 205 in the prior year as we continue to release digital singles due to the shift in the market away from physical. Blueface’s hit song Thotiana had over 400 million streams and featured on various music charts across the world and artist DJ Kass has been certified platinum twice for streams and sales for his viral hit Scooby Doo Pa Pa.

The live events business had successful tours with PJ Masks Live! Show and the Thank You Canada tour, while successfully launching the Mandela Exhibit in London. Artist management had a good year with Jax Jones releasing his fifth consecutive hit single Play which has achieved over 13 million streams on Spotify alone since release.

During the quarterly period ended June 30, 2019, management client Jax Jones has sustained his radio success with his latest hit single You Don’t Know Me, which has achieved over 500 million streams globally since release. eOne’s live business, Round Room, announced new events during the period: the Baby Shark Live tour, the Rock the Rink Tour (a national tour featuring the Canadian Olympic Figure Skating team) and The Nelson Mandela Exhibit, set to launch in Berlin in October 2019 following a successful run in London. In addition, Round Room continues to experience success with the PJ Masks: Time to be a Hero live show with sell-out dates across the U.S.

The music business won 3 Grammy awards for Best Performance (High On Fire), Best World Album (Soweto Gospel Choir) and Best Dance Recording (producer Riton).

Annex I

Reconciliation of Underlying EBITDA

The term underlying EBITDA refers to operating profit or loss excluding amortization of acquired intangibles, depreciation, amortization of software, share-based payment charge, tax, finance costs and depreciation related to joint ventures, and operating one-off items. eOne management presents this measure because it is used by eOne’s management, together with other measures, to measure operating performance and as a basis for strategic planning and forecasting, and eOne believes that this measure is frequently used by investors in analyzing business performance. Underlying EBITDA, in eOne’s management’s view, reflects the underlying performance of the business and provides a more meaningful comparison of how the business is managed and measured on a day-to-day basis and forms the basis of the performance measures for remuneration. Adjusted measures such as underlying EBITDA exclude certain items because if included, these items could distort the understanding of our performance for the year and the comparability between years. The terms “underlying,” “one off” and “adjusted” may not be comparable with similarly titled measures reported by other companies.

The reconciliation of underlying EBITDA to profit (loss) for the periods indicated is as follows:

Year Ended March 31, 2019:

	Family & Brands	Film, Television & Music	Eliminations	Restated Consolidated
	£m	£m	£m	£m
Segment revenue
External revenue	152.8	788.4	—	941.2
Inter-segment revenue	5.7	1.0	(6.7)	—

Total segment revenue	158.5	789.4	(6.7)	941.2

Segment results
Segment underlying EBITDA	97.0	115.2	(0.5)	211.7
Group costs				(14.1)

Underlying EBITDA[1]				197.6
Amortisation of acquired intangibles				(39.0)
Depreciation and amortisation of software				(3.7)
Share-based payment charge				(16.2)
Impairment of financial assets (within operating one-off items)[1]				(14.4)
Other operating one-off items[1]				(53.6)

Operating profit				70.7
Finance income				1.8
Finance costs				(41.4)

Profit before tax				31.1
Income tax charge				(21.5)

Profit for the year				9.6

Segment assets
Total segment assets	257.5	1,643.6	—	1,901.1
Unallocated corporate assets				0.7

Total assets				1,901.8

Other segment information
Amortisation of acquired intangibles	(12.5)	(26.5)	—	(39.0)
Depreciation and amortisation of software	—	(3.7)	—	(3.7)
One-off items	—	(68.0)	—	(68.0)

(1)

One off items consist of: impairment of investment in acquired content rights of £15.6 million resulting from the lowering of previous expectations regarding the home entertainment business driven by an acceleration of market decline; write down of home entertainment related inventories of £26.1 million resulting from an assessment of the realizable value of inventory below the previous assessment of net realizable value; Related severance, staff costs and other costs of the home entertainment businesses of £4.9 million; related severance and staff costs of Film, Television & Music of £7.9 million; consultancy fees for the pre-system development of the finance transformation and other restructuring costs relating to the integration of £0.5 million; acquisition gains of £0.5 million include a cost of £0.6 million for completed deals during the year and a £1.1 million credit due to the release of Last Gang Entertainment contingent consideration which is no longer payable; and other one-off credits of £0.9 million include a £1.7 million settlement received on a tax warranty relating to a prior year acquisition and is partially offset by £0.8 million of legal costs for certain corporate projects and aborted corporate transactions during the year.

Year Ended March 31, 2018:

	Family & Brands	Film, Television & Music	Eliminations	Consolidated
	£m	£m	£m	£m
Segment revenue
External revenue	118.5	910.5	—	1,029.0
Inter-segment revenue	5.4	0.6	(6.0)	—

Total segment revenue	123.9	911.1	(6.0)	1,029.0

Segment results
Segment underlying EBITDA[1]	71.0	105.9	(0.4)	176.5
Group costs				(12.9)

Underlying EBITDA[1]				163.6
Amortisation of acquired intangibles				(39.6)
Depreciation and amortisation of software				(3.6)
Share-based payment charge				(12.6)
Impairment of financial assets (within operating one-off items) [1]				—
One-off items[1]				(7.1)

Operating profit				100.7
Finance income				4.9
Finance costs				(40.7)

Profit before tax				64.9
Income tax credit				3.9

Profit for the year				68.8

Segment assets
Total segment assets	256.5	1,535.0	—	1,791.5
Unallocated corporate assets				13.2

Total assets				1,804.7

	Family & Brands	Film, Television & Music	Eliminations	Restated Consolidated
	£m	£m	£m	£m
Other segment information
Amortisation of acquired intangibles	(12.3)	(27.3)	—	(39.6)
Depreciation and amortisation of software	(0.2)	(3.4)	—	(3.6)
One-off items	(0.2)	(6.9)	—	(7.1)

(1)

One off items consist of: £4.4 million of costs associated with the integration of the Television and Film Divisions and includes £3.6 million related to severance and staff costs and £0.8 million related to consultancy fees; £2.0 million related to the integration of the unscripted television companies within the wider Canadian television production business; £1.6 million of costs associated with completion of the 2017 strategy related restructuring programs; a credit of £3.9 million on re-assessment of the liability on put options in relation to the non-controlling interests over Renegade 83 and Sierra Pictures; these gains are partially offset by banking and legal costs of £1.6 million associated with the creation and set-up of Makeready in the current year; Charge of £0.6 million on settlement of contingent consideration in relation to Renegade 83 settled in the year, partially offset by escrow of £0.2 million received in relation to the 2018 acquisition of Last Gang Entertainment; and other costs of £1.0 million in 2018 primarily related to costs associated with aborted corporate projects.

Quarter Ended June 30, 2019

	Family & Brands	Film, Television & Music	Eliminations	Consolidated
	£m	£m	£m	£m
Segment revenue
External revenue	29.4	143.7	—	173.1
Inter-segment revenue	1.1	0.1	(1.2)	—

Total segment revenue	30.5	143.8	(1.2)	173.1

Segment results
Segment underlying EBITDA[1]	17.8	0.8	(0.2)	18.4
Group costs				(5.0)

Underlying EBITDA[1]				13.4
Amortisation of acquired intangibles				(12.6)
Depreciation and amortisation of software				(1.0)
Depreciation of right of use assets				(2.2)
Share-based payment charge				(3.1)
One-off items[1]				(12.2)

Operating loss				(17.7)
Finance income				—
Finance costs				(26.2)

Loss before tax				(43.9)
Income tax credit				3.4

Loss for the period				(40.5)

Segment assets
Total segment assets	261.4	1,934.3	—	2,195.7
Unallocated corporate assets				3.6

Total assets				2,199.3

(1)

One off items consist of: severance charges of £3.0m associated with the integration of the Film and Television Divisions; severance charges and staff costs of £1.9m associated with the outsourcing arrangements implemented in certain of the Group’s Film Distribution territories; severance charges of £0.7m relating to the closure of the Group’s home entertainment business in Canada; acquisition costs of £6.1m primarily relating to the acquisition of Audio Network Limited which was completed on 18 April 2019; and other one-off costs of £0.5m relating to legal fees incurred on aborted projects.

Quarter Ended June 30, 2018

	Family & Brands	Film, Television & Music	Eliminations	Consolidated
	£m	£m	£m	£m
Segment revenue
External revenue	30.1	155.6	—	185.7
Inter-segment revenue	0.9	0.1	(1.0)	—

Total segment revenue	31.0	155.7	(1.0)	185.7

Segment results
Segment underlying EBITDA[1]	18.6	0.7	—	19.3
Group costs				(2.0)

Underlying EBITDA[1]				17.3
Amortisation of acquired intangibles				(9.8)
Depreciation and amortisation of software				(0.7)
Depreciation of right of use assets				—
Share-based payment charge				(3.9)
One-off items[1]				(1.8)

Operating profit				1.1
Finance income				0.4
Finance costs				(8.3)

Loss before tax				(6.8)
Income tax charge				(1.6)

Loss for the period				(8.4)

Segment assets
Total segment assets	257.5	1,643.6	—	1,901.1
Unallocated corporate assets				0.7

Total assets				1,901.8

(1)

One off items consisted of £1.5m of costs associated with the integration of the Film and Television Divisions, £0.2m of acquisition costs in relation to Round Room and Whizz Kid and the remaining £0.1m related to legal fees on aborted projects.